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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of June 5, 2006, between AVONDALE MILLS, INC., a Georgia corporation ("Seller") and PARKDALE MILLS, INCORPORATED, a North Carolina corporation ("Buyer").

      Buyer desires to purchase from Seller certain real and personal property described herein. In consideration of the mutual promises contained herein the parties agree as follows:

                              1. PURCHASE AND SALE

        1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, assign, deliver and transfer to Buyer and Buyer agrees to purchase from Seller all right, title and interest of Seller in and to all of the Purchased Assets free and clear of any Encumbrances, except for Permitted Encumbrances.

        1.2 Purchase Price.

      The purchase price (the "Purchase Price") for the Purchased Assets is (i) Twenty-Eight Million Dollars ($28,000,000.00) plus (ii) the Inventory Value.

        1.3 Inventory Valuation.

      For purposes of this Agreement, "Inventory Value" means the value of the Inventory determined as the lesser of Seller's cost and market value as of the date of the Physical Inventory, determined in accordance with GAAP and consistent with the past practices of Seller. Prior to the Closing Date, Seller and Buyer will jointly conduct a physical count of Seller's Inventory following a temporary shutdown of operations at Seller's facilities located on the Real Property for such purpose (the "Physical Inventory") and will agree to the Inventory Value for such Inventory using the procedures and methodology described in the preceding sentence. The temporary shutdown will take effect as of 6:00 a.m. on June 29, 2006 and operations will recommence at 6:00 a.m. on June 30, 2006 or later at Buyer's discretion.

        1.4 Closing; Payment of Purchase Price.

      The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on June 30, 2006, or on such other date as the parties may agree. The date of the Closing shall be referred to herein as the "Closing Date". The Closing shall take place at the offices of King & Spalding LLP, Atlanta, Georgia, or at such other place as the parties may agree. On the Closing Date, Buyer shall pay the Purchase Price to Seller by wire transfer pursuant to instructions to be provided by Seller.

        1.5 Further Assurances.

      From time to time between the date of this Agreement and the Closing Date and following the Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, to each other such instruments and documents as may be reasonably requested or as otherwise may be reasonably necessary to consummate the transactions contemplated hereunder.

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        1.6 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in a manner to be agreed upon by the parties prior to the Closing Date.

        1.7 Assumption of Liabilities.

            (a) Except as otherwise specifically provided in SECTION 1.7(b), Buyer shall not assume or otherwise be liable for any liabilities, obligations or duties, including, without limitation, any obligations, action or cause of action, claim, demand, judgment, assessment, loss, damage, liability, penalty, fine, forfeiture, cost or expense of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with Seller's operations of the Real Property prior to the Closing Date, including, without limitation, any liabilities arising from any Environmental Condition.

            (b) In connection with the purchase by Buyer of the Purchased Assets, at the Closing, Buyer shall assume and thereafter pay, perform and discharge all liabilities, obligations and duties of Seller under any Assumed Contract arising after the Closing.

                   2. REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as of the Closing Date as follows:

        2.1 Real Property. Seller has marketable title in fee simple to the Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

        2.2 Personal Property. Seller owns the Personal Property free and clear of any Encumbrances, except for Permitted Encumbrances.

                                3. MISCELLANEOUS

        3.1 Definitions. Used in this Agreement, the following terms have the meanings specified or referred to in this SECTION 3.1:

            (a) "Encumbrances" means, with respect to any assets or properties (whether real, personal or mixed, or tangible or intangible), any mortgage, pledge, option, escrow, hypothecation, lien, pledge, security interest, financing statement, lease, charge, preemptive subscription, encumbrance, easement, option, conditional sale, or other title retention or security agreement or any other similar restriction, claim, or right of others, on, in, or with respect to such assets or properties, whether arising by contract, operation of law, or otherwise.

            (b) "Environmental Condition" shall mean the presence, generation, discharge, emission, release, spill, dumping, leak, burial, placement, migration, receiving, handling, use, storage, containment, treatment, disposal or transportation of any Hazardous Material with respect to any of the Real Property or any improvements thereon, caused by either Seller or any of their predecessors in interest, or otherwise arising out of the operation of the Real Property, as to which any remedial action is currently or in the future shall be required under applicable law, or as to which any liability is currently or in the future shall be imposed under applicable law on either Seller or Buyer with respect to any such Hazardous Material or reporting with respect thereto.

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            (c) "Excluded Assets" means:

                  (i) all cash and cash equivalents of Seller;

                  (ii) intellectual property, such as trade names, service names, logos, owned or licensed computer software and other like proprietary rights of Seller (including, as applicable, "Avondale" and "Avondale Mills");

                  (iii) all financial, accounting, personnel and other books and records;

                  (iv) accounts receivable;

                  (v) prepayments, deposits or refunds of income taxes;

                  (vi) all tax returns relating to the Purchased Assets and all records (including working papers) related thereto; and

                  (vii) all rights that accrue to Seller under this Agreement.

            (d) "GAAP" means United States generally accepted accounting principles, consistently applied.

            (e) "Hazardous Material" shall mean any and all chemicals, substances, wastes, materials, pollutants, contaminants, equipment or fixtures defined as or deemed hazardous or toxic or otherwise regulated under applicable law.

            (f) "Permitted Encumbrances" means (i) real estate taxes and assessments not yet due and payable; (ii) easements or grants in favor of third parties that do not materially interfere with the use of the Real Property;
(iii) easements or other grants to utility companies and/or public or quasi-public entities to facilitate the delivery of utilities to the Real Property, or for road, water, sewer or other public purposes, regardless of whether they are for the benefit of the Real Property; (iv) matters which would be disclosed from an accurate survey and inspection of the property; and (v) any liens and encumbrances of record other than those described in (i) through (iv) above which Buyer does not object to in writing prior to the Closing Date.

            (g) "Purchased Assets" means the following:

                  (i) Inventory: All inventory located on the Real Property as of the date of the Physical Inventory, including each category of inventory shown on the April 28, 2006 schedules of inventory for the Real Property previously provided to Buyer ("Inventory");

                  (ii) Personal Property: All tangible personal property (excluding Inventory) owned or leased and located on the Real Property to the extent used in the operation of the Real Property, including, without limitation, those assets listed on SCHEDULE 3.1(g) attached hereto ("Personal Property");

                  (iii) Real Property: All the real estate designated as real property for sale by Seller to Buyer prior to the date hereof located at Seller's manufacturing plants known as

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Alexander City, Coosa and Townsend, located in Alexander City, Alabama,
Rockford, Alabama and Graniteville, South Carolina, respectively, together with all buildings, improvements, rights-of-way, easements and other real property interests or rights appurtenant thereto, as to be described on final surveys to be completed prior to the Closing Date in a form to be agreed upon by the parties (the "Real Property");

                  (iv) Permits: All governmental licenses, permits, variances, consents and approvals relating to the operation of the Real Property, to the extent transferable under applicable statutes and regulations; and

                  (v) Contracts: The contracts, arrangements, licenses, leases and other agreements relating to or used or held for use in connection with the operation of the Real Property to be assumed by Buyer as mutually agreed to by the parties prior to the Closing ("Assumed Contracts").

      Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall not include any assets, properties or rights not specifically identified herein, including the Excluded Assets.

        3.2 Employees. Buyer agrees to offer employment to substantially all of the hourly employees of Seller who are employed at the facilities on the Real Property as of the Closing Date and any salaried employees as Buyer may select in its discretion prior to the Closing Date.

        3.3 Access to Information. Subject to the restrictions of any applicable law, between the date of this Agreement and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to the facilities located on the Real Property; (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) cause the officers of Seller to furnish Buyer with such other information with respect to the Purchased Assets as Buyer may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of Seller's personnel. Notwithstanding the foregoing, Buyer acknowledges that Seller is not obligated to provide financial statements for any of the facilities located on the Real Property or otherwise provide financial or operating information for Seller that is not already publicly disclosed in Seller's filings with the Securities and Exchange Commission.

        3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

        3.5 Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including without limitation the fees and expenses of attorneys, finders, accountants and other professionals.

        3.6 Taxes. Taxes and assessments with respect to the Real Property and Personal Property, if any, shall be prorated between Seller and Buyer as of the Closing Date on the basis

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 of the calendar year in which the closing occurs, regardless of when such taxes become a lien or are payable. Notwithstanding the foregoing, Buyer shall pay all state and local sales and use taxes (if any), transfer taxes and documentary stamp taxes associated with the sale and conveyance of the Purchased Assets pursuant to this Agreement.

        3.7 Closing Deliveries. At the Closing, Buyer shall deliver to Seller the Purchase Price and an Assignment and Assumption Agreement regarding the Assumed Contracts (in a form to be reasonably agreed upon by the parties in advance of the Closing Date). The Seller shall deliver to Buyer a Bill of Sale related to the Purchased Assets and Deeds related to the Real Property (in each case in a form to be reasonably agreed upon by the parties in advance of the Closing Date). Seller shall also deliver an officer's certificate to Buyer certifying that the representations and warranties of Seller contained in
 Article 2 of this Agreement are true and correct as of the Closing Date.

        3.8 Termination. This Agreement may be terminated at any time prior to or on the Closing Date: (i) by mutual written consent of the parties hereto,
 (ii) by Buyer by written notice to Seller if the representations and warranties of Seller contained in Article 2 of this Agreement are not true and correct as of the Closing Date, (iii) by Buyer by written notice to Seller if as a result of the completion of a Phase I Environmental Site Assessment at one or more of the facilities located on the Real Property, Buyer discovers an Environmental Condition that could reasonably be expected to result in a material liability to Buyer following the Closing, or (iv) by Buyer if the assets listed on
 SCHEDULE 3.1(g) attached hereto are not located on the Real Property immediately prior to the Closing Date. In the event of the termination of this Agreement, all rights and obligations under this Agreement shall terminate without any liability of the parties hereto.

        3.9 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other party.

        3.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        3.11 Entire Agreement; Construction. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, whether written or oral, that relate to the subject hereof (including any letter of intent).

        3.12 Amendment; Interpretation. This Agreement may not be amended except by a writing signed by each party hereto. The parties agree that all parties participated in the preparation and negotiation of this Agreement and the transactions contemplated hereby and this Agreement shall not be construed against any party by virtue of the fact that any party prepared or drafted such agreements.

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        3.13 Headings. The article and section headings contained in this
 Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

AVONDALE MILLS, INC.                           PARKDALE MILLS, INCORPORATED

By: /s/ Jack R. Altherr, Jr.                   By:   /s/ Dan Wilson
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Name:   Jack R. Altherr, Jr.                   Name:     Dan Wilson
Title:  Vice Chairman and Chief Financial      Title:    Chief Financial Officer
        Officer

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